Issuer Free Writing Prospectus dated February 18, 2026

Filed Pursuant to Rule 433

Registration No. 333-277286-01

(Supplementing the Preliminary Prospectus Supplement

dated February 18, 2026 to the Prospectus dated February 22, 2024)

Pacific Gas and Electric Company

PRICING TERM SHEET

$400,000,000 6.100% First Mortgage Bonds due 2029 (the “New 2029 Mortgage Bonds”)

$1,000,000,000 5.200% First Mortgage Bonds due 2036 (the “2036 Mortgage Bonds”)

$800,000,000 6.000% First Mortgage Bonds due 2056 (the “2056 Mortgage Bonds”)

(all together, the “Mortgage Bonds”)

The information in this pricing term sheet relates to Pacific Gas and Electric Company’s offering of the Mortgage Bonds listed above and should be read together with the preliminary prospectus supplement dated February 18, 2026 (the “Preliminary Prospectus Supplement”) relating to such offering and the accompanying prospectus dated February 22, 2024, including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, included in the Registration Statement No. 333-277286-01 (as supplemented by such Preliminary Prospectus Supplement, the “Preliminary Prospectus”). The information in this pricing term sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Other information (including financial information) presented or incorporated by reference in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

Capitalized terms not defined herein are defined as such in the Preliminary Prospectus.

Issuer:	Pacific Gas and Electric Company (the “Company”)

Anticipated Ratings (Moody’s/S&P/Fitch)*:	Baa1 (Positive Outlook) / BBB (Positive Outlook) / BBB+ (Stable Outlook)

Trade Date:	February 18, 2026

Settlement Date**:	February 20, 2026 (T+2)

Proceeds to the Company:	Approximately $2,197,350,000 (not including the amount of accrued interest paid by the purchasers of the New 2029 Mortgage Bonds) (after deducting the underwriting discounts, but before deducting estimated offering expenses payable by the Company).

Use of Proceeds:	The Company expects to use the net proceeds, together with cash on hand, for the repayment in full of its $600,000,000 aggregate principal amount of 2.95% Senior Notes due March 1, 2026. The Company expects to use the remaining net proceeds from the offering for general corporate purposes.

Joint Book-Running Managers:	BMO Capital Markets Corp. BofA Securities, Inc. SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC Barclays Capital Inc. Credit Agricole (USA) Inc. Truist Securities, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Loop Capital Markets LLC Cabrera Capital Markets, LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

Aggregate Principal Amount Offered:

New 2029 Mortgage Bonds: $400,000,000

2036 Mortgage Bonds: $1,000,000,000

2056 Mortgage Bonds: $800,000,000

The New 2029 Mortgage Bonds will constitute further issuance of the 6.100% First Mortgage Bonds due 2029 (the “Existing 2029 Mortgage Bonds”), of which $850,000,000 aggregate principal amount was issued on June 5, 2023. The New 2029 Mortgage Bonds will form a single series with, and have the same terms as the Existing 2029 Mortgage Bonds (other than the issue date, initial interest accrual date and public offering price). Upon settlement, the New 2029 Mortgage Bonds will have the same CUSIP number and will trade interchangeably with the Existing 2029 Mortgage Bonds. Immediately after giving effect to the issuance of the New 2029 Mortgage Bonds, an aggregate principal amount of $1,250,000,000 of 6.100% First Mortgage Bonds due 2029 will be outstanding.

Issue Price:

New 2029 Mortgage Bonds: 104.928% of the principal amount, plus accrued interest of $2,372,222.22 from January 15, 2026

2036 Mortgage Bonds: 99.693% of the principal amount, plus accrued interest, if any, from February 20, 2026

2056 Mortgage Bonds: 99.451% of the principal amount, plus accrued interest, if any, from February 20, 2026

Maturity Date:	New 2029 Mortgage Bonds: January 15, 2029 2036 Mortgage Bonds: May 1, 2036 2056 Mortgage Bonds: May 1, 2056

Interest:	New 2029 Mortgage Bonds: 6.100% per annum 2036 Mortgage Bonds: 5.200% per annum 2056 Mortgage Bonds: 6.000% per annum

Interest Payment Dates:

New 2029 Mortgage Bonds: Payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2026

2036 Mortgage Bonds: Payable semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 2026

2056 Mortgage Bonds: Payable semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 2026

Regular Record Dates:

With respect to the New 2029 Mortgage Bonds, January 1 and July 1, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

With respect to the 2036 Mortgage Bonds, the close of business on (i) the business day immediately preceding such interest payment date so long as all of the 2036 Mortgage Bonds remain in book-entry only form or (ii) the April 15 and October 15 immediately preceding such interest payment date (whether or not a business day) if any of the 2036 Mortgage Bonds do not remain in book-entry only form.

With respect to the 2056 Mortgage Bonds, the close of business on (i) the business day immediately preceding such interest payment date so long as all of the 2056 Mortgage Bonds remain in book-entry only form or (ii) the April 15 and October 15 immediately preceding such interest payment date (whether or not a business day) if any of the 2056 Mortgage Bonds do not remain in book-entry only form.

Benchmark Treasury:	New 2029 Mortgage Bonds: 3.500% due February 15, 2029 2036 Mortgage Bonds: 4.125% due February 15, 2036 2056 Mortgage Bonds: 4.625% due November 15, 2055

Benchmark Treasury Price:	New 2029 Mortgage Bonds: 100-00 1⁄4 2036 Mortgage Bonds: 100-10 2056 Mortgage Bonds: 98-16+

Benchmark Treasury Yield:	New 2029 Mortgage Bonds: 3.497% 2036 Mortgage Bonds: 4.087% 2056 Mortgage Bonds: 4.718%

Spread to Benchmark Treasury:	New 2029 Mortgage Bonds: +73 basis points 2036 Mortgage Bonds: +115 basis points 2056 Mortgage Bonds: +132 basis points

Re-Offer Yield:	New 2029 Mortgage Bonds: 4.227% 2036 Mortgage Bonds: 5.237% 2056 Mortgage Bonds: 6.038%

Optional Redemption:

Prior to (i) in the case of the New 2029 Mortgage Bonds, December 15, 2028 (one month prior to the maturity date of the New 2029 Mortgage Bonds), (ii) in the case of the 2036 Mortgage Bonds, February 1, 2036 (three months prior to the maturity date of the 2036 Mortgage Bonds) and, (iii) in the case of the 2056 Mortgage Bonds, November 1, 2055 (six months prior to the maturity date of the 2056 Mortgage Bonds) (the applicable date with respect to the New 2029 Mortgage Bonds, 2036 Mortgage Bonds and the 2056 Mortgage Bonds, each a “Par Call Date”), the Company may redeem the New 2029 Mortgage Bonds, the 2036 Mortgage Bonds and/or the 2056 Mortgage Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Mortgage Bonds matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points in the case of the New 2029 Mortgage Bonds, 20 basis points in the case of the 2036 Mortgage Bonds and 20 basis points in the case of the 2056 Mortgage Bonds, each less (b) interest accrued to, but excluding, the date of redemption; and

(2) 100% of the principal amount of the Mortgage Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the applicable Par Call Date, the Company may redeem the Mortgage Bonds, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	New 2029 Mortgage Bonds: 694308 KL0 / US694308KL02 2036 Mortgage Bonds: 694308 LA3 / US694308LA38 2056 Mortgage Bonds: 694308 LB1 / US694308LB11

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: It is expected that delivery of the Mortgage Bonds will be made against payment for the Mortgage Bonds on or about February 20, 2026, which is the second business day following the date hereof (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Mortgage Bonds on the date hereof will be required, by virtue of the fact that the mortgage bonds initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Mortgage Bonds who wish to trade the Mortgage Bonds during the period described above should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting each of: BMO Capital Markets Corp. at 1-888-200-0266, BofA Securities, Inc. at 1-800-294-1322, SMBC Nikko Securities America, Inc. at 1-888-868-6856 or Wells Fargo Securities, LLC at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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